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TRANSCRIPT OF TAB PRODUCTS CO.
STOCKHOLDERS' CONFERENCE CALL
HELD ON JUNE 28, 2001 AT 1:00 P.M. (CDT)

Janelle:	All lines have been placed on mute to prevent any background noise. After the speaker's remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press the #1 on your telephone keypad, and questions will be taken in the order they are received. If you would to withdraw your question, press the pound key. Thank you. Mr. Ampulski, you may begin your conference.
Mr. Ampulski:
Thanks, Janelle, and good afternoon to everyone that is not on the west coast, and to those that are on the west coast, good morning. I'd like to welcome you to the fourth quarter TAB stockholders' conference call. I'm here with a number of the members of the management team of your Company in Vernon Hills, and Hans Wolf is on the line, calling from the east coast. The purpose of the call today was to give you an opportunity to ask any questions or comments that you might have on the various communications that we have released over the last two weeks. We have obviously wanted to provide you with an opportunity to ask these questions and provide your comments, but before we begin, I'd like to ask Dave Davis to advise everyone of the SEC recommendations on discussions of this nature.
Mr. Davis:
Our presentation today will contain forward looking statements, which reflect the Company's current judgment on those issues. Because these statements deal with future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. In addition to the factors that may be discussed in this meeting, other important factors which could cause actual results to differ materially are contained in the Company's annual report and Securities & Exchange Commission filings on Forms 10-Q, 10-K, and the recently filed Form 8-K.
Mr. Ampulski:
Thanks, Dave, and I would just like to let the stockholders know that as of effective July 1, Dave Davis who has been with the Company for four years, will be leaving the Company and Don Hotz will become the new CFO. I would like to thank Dave on behalf of the management team and the stockholders for the last four years of service in helping us really make this transition to the new headquarters location and the new management team very effective. We very much appreciate your help and your support during that time period. Before we get into the question period, I would like to just briefly summarize the five releases that were made in the last couple of weeks, as well as provide all of you with some additional insight of some things that we hadn't released. On the 20th of June, we pre-released the earnings for the fourth quarter and the fiscal year 2001 to provide some advance information on how we thought the quarter would unfold given our overall objective of an effective turnaround plan for the Company. Later that day, on the 20th again, we released the 8-K filing to the SEC, where we succinctly described the business and our five point turnaround plan, which included the new senior management team, a number of cost reduction programs that we have put in place, our plans to stop the erosion of the business in the year 2002, what we were doing to conserve cash and maintain our strong balance sheet, and finally, the plans that we had to develop a longer term strategic plan to sustain growth beyond the fiscal year 2002. Since our program really started in January, we also reported progress in the 8-K since then. Our goals for this year are to have a positive operating cash flow in the second quarter, and to break even for the full year on income from operations. On the 22nd of June, we released the results of the nominating committee's recommendation to the Board. This was a result of a proposal that was sent to the Company on April 19th from Mr. Ted Jaroszewicz, nominating himself and four others to be members of the Board of Directors at the Company's annual meeting this fall. Later that afternoon, we also released a letter to our stockholders from the Board regarding the response to the highly contingent offer from Mr. Ted Jaroszewicz and the Hamilton Sorter Group. The Board provided their prospective on why they rejected the offer to buy the Company, based on: (1) its highly contingent nature, (2) the belief that the value of the Company is significantly higher today, (3) the solid plan about a new management team, and (4) the view that the timing is wrong to consider this kind of strategic alternative. On the 27th, a couple of days ago, we released the final earnings for the Company, which had our full year revenues at $118.5 million, which were down 10% from the previous year, and while our international operating profit continued to grow to $1.9 million, up over 60% from the previous year, the picture was not healthy for the Company as a whole. Adjusting for all the one-time items, our full year net losses were $8.6 million, which was $1.8 million worse than the previous year on the same basis. Not a pretty picture. However, the surgery we performed in the last six months helped to reduce the bleeding and things did improve in the fourth quarter. The fourth quarter operating loss of $7.5 million contained over five million in one time charges, and eliminating the various one-time charges in Q-4 from the previous year, the Company reduced its operating loss by over $2.2 million, or 48% compared to the prior year same period, on the same basis. Compared to Q-3, and normalizing the earnings to account for the various one-time charges and benefits, the Company improved its loss from operations in Q-4 by over $1.6 million, or 41%. We believe we are making progress and we expect this positive trend to continue through this first quarter on through the rest of the year. We still have a strong balance sheet, with no debt, and a net tangible book value at year end worth $7.27 a share. Obviously, this does not include any value that we see in our strong customer base, our distribution channels and our brand. Some other miscellaneous items that took place in the fourth quarter. We've had some organizational changes, and I'd like to just comment briefly on those. As I said in the last shareholder conference call, management ownership is key. Since our last report, two new members of the executive team have been hired, bringing the top management team to six, and 25,000 shares have been purchased by the senior management group during the March/April time period. I think we have an executive team who have both turnaround and growth experience and who think and act like owners. Three of our executives are from the existing TAB organization, two are people I have worked with previously in other positions and two are from other successful companies in the Chicago area. We have also completed the move and the headquarters facility on schedule at the end of April, and we expect to realize a one-year pay back on the cash with over $2 million in savings per year as a result. At the end of the quarter, our U.S. backlog improved considerably over the previous quarter, by over 50%. We have accelerated the filing of our tax return and anticipate more than a $4 million refund from the U.S. government within the next few weeks. We have, I believe, demonstrated a commitment and a sense of urgency to do what must be done. We realize that we have a long way to go, however, as I told the Board, we believe the fourth quarter results and our actions to date indicate that our momentum has shifted and we are on the turnaround path to recovery. At this time I would like to ask Hans Wolf if he has any comments before we open up for questions.
Mr. Wolf:
Thanks very much Gary. The Board certainly has very carefully reviewed the actions of management, reviewed the plan for the current fiscal year in great detail and has strong confidence in the ability of the new management team to execute that plan. We are very conscious of our fiduciary responsibility to all shareholders to maximize shareholder value, and strongly believe that executing the plan will put the Company in a much better position than it is currently to choose from a number of alternatives for maximizing shareholder value and that the course of action presented in our 8-K and described in brief here by Gary will result in substantially greater stockholder value than if we tried to sell the Company at this time.
Mr. Ampulski:	Thanks Hans. Janelle, now if you could open up the lines for questions, we're ready for suggestions and comments that the stockholders might have.
Janelle:	I would like to remind everyone that in order to ask a question, to simply press the number one on your telephone keypad. The first question comes from Warren Lichtenstein.
Mr. Lichtenstein:	Hi, Gary, how are you?
Mr. Ampulski:	I'm good Warren.
Mr. Lichtenstein:
As you know, you know, we're probably the largest shareholder of the Company. We own almost 10%. I heard your comments today and I'm glad to hear that the new management team has a sense of urgency and commitment I think should be normal to any management team. I think really what's going on with this proxy fight is price. After reviewing you're 8-K and seeing that your plan for next year is basically a breakeven plan, we don't see how that's going to increase the value substantially over where it is today, in a sales transaction, and, I heard Hans' comments that he thinks the best way to maximize the value is to stay the course and run the Company, but I don't really know if that's true, because I don't believe any of the directors nor the shareholders know what the maximum price the Board could get in a sales transaction, and I think it would be prudent at this point for the

Company to just put themselves up for sale and find out and let the shareholders decide. You're going into a proxy fight where it looks as though the Board is gonna lose, and you're going to spend a considerable amount of time and money distracting yourselves from running the business because of that, and I'd like to know why you don't think it makes sense to put the Company up for sale and see if we can get a $5 or $6 price in an offer that's less conditional.
Mr. Wolf:	Gary, would you like me to respond to that?
Mr. Ampulski:	yes, go ahead, please.
Mr. Wolf:
The Board has retained and has a relationship over many years with a very competent investment banking firm that specializes in companies of TAB's size, and we have had very open and frank discussions with our investment banker. They have intimate knowledge of the Company's position, of the plan, of the background, and of the potential marketplace for buyers. Their advice to us is to stay the course at this time, that they believe as the Board believes, that we will get greater stockholder value by demonstrating the turnaround. I think at this time if we went out to sell the Company it would be perceived as a fire sale, and I assume Warren that you've taken your substantial position in TAB because you believe that there is underlying value in excess of what you paid for it of considerable amount with a net tangible book value of greater than $7.00. A sale price in the range that you just indicated, $5-$6 a share, is not really in the long-term interest of our stockholders.
Mr. Lichtenstein:
Well, that's your opinion. You know, from where I sit, I own the stock and your stock hasn't been above, you know, four bucks in years. So, you know, if somebody came in with a bonafide offer fully financed, I think that we're better off selling the Company and getting a fair price.
Mr. Wolf:
The Board certainly recognizes its obligation to consider any alternative when it's presented to it. If the Board believes it's a real solid alternative, we will examine it and see whether we believe it is in the best interests of shareholders.
Mr. Lichtenstein:	Um-hum. Well, the Board also may not be there to embark on that process after the meeting.
Mr. Wolf:	Well, that may be the case, we believe the stockholders, the majority of the stockholders, will re-elect the present Board.
Janelle:	Your next question comes from Mark Boyer.
Mr. Boyer:
I'd like to say that ROI partners are probably your second largest shareholder, with just under 10%, and really not even looking at the full year but looking at the next, the last quarter and the next quarter, I would have to agree with the previous comment that the likelihood in a reasonable period of time, let's say, you know, by the end of the summer, receiving substantially more than $5 seems remote and it does seem that the Board is doing a great disservice to shareholders of which I am a large one, in not trying to actively maximize the Company over a more reasonable period of time. I mean this Board has watched the price do nothing but go down and has done very little about it and what they've done, has been done slowly. You know, with a $118 million company, it seems to me that it's very clear you should be making currently substantially more money, substantially more, and that the surgery is, you know, minor when major was called for. So, I would suggest that you guys re-energize your investment banker and look for the best offer you can get. Again, over some reasonable period of time, but reasonable being measured in weeks not months.
Janelle:	Your next question comes from David Wright.
Mr. Wright:
Well, I don't want to break sequence here but we are not the third largest shareholder in the Company but I do have a few financial questions. In the releases, Gary, you're saying the move to Vernon Hills will produce about $2 million a year in annual savings. Now can you break down the components of that?
Mr. Ampulski:	Yes, I would like to ask Don Hotz to answer that question if I could.
Mr. Hotz:
In the components of the $2 million, the easiest breakdown is into thirds. About a third of the savings comes generally from the lower lease costs for the facility. About a third of the savings are operational, related to a smaller facility, lower amortization and depreciation costs and then about a third of the savings are going to be generated from salary savings from the combination of lower salaries and fewer people involved in the new corporate headquarters.
Mr. Wright:	So, those sound like pretty tangible solid numbers that doesn't sound like its contingent on some variables.
Mr. Hotz:	There are none of those numbers that are contingent. Those are hard savings.
Mr. Wright:
Another financial question, in your business model that you filed on the 8-K, you have projected a break even operating income but the model shows that tangible book value rising by $2 million in the '02 fiscal year. Where does that come from?
Mr. Hotz:
The tangible book value is going to come from primarily receivables and inventory and lower liability as we continue to utilize the cash that's coming in to reduce our liability base. The receivables and inventories are generated from the increased volume.
Mr. Wright:
Right. I'm not trying to knit pick here but those things are already going to be reflected on the balance sheet. You got equity going up by $2 million which would suggest some funds coming in at a gain from non-operating activities. Is that a misunderstanding on my part?

Mr. Hotz:	There are no gains from non-operating activities forecasted in the 2002 budget.
Mr. Wright:	So how do we get stockholder's equity increasing by $2 million?
Mr. Hotz:	The calculation for the equity is assets, adjusted of course for goodwill, less the liabilities. So basically, it's an improvement in cash.
Mr. Wright:
Okay. One other question also on the numbers. In the business model you're talking about a $3 million tax refund and in last night's earnings release you've got it better than $4 million tax refund. What's causing it to go up?
Mr. Hotz:
When we put out the press release for the $3 million, we were still heavily involved with our outside auditors, Deloitte & Touche, and we were probably a little conservative in our estimate in the first one. Now that we have actually finished the tax provision calculation and filed the return, that number is in excess of $4 million.
Mr. Wright:	Okay. I've got a couple of others but I'll yield for another caller.
Janelle:	Your next question comes from Ted Jaroszewicz.
Mr. Jaroszewicz:
I have a couple of financial questions as well. In the 8-K, you have a $29 million projected first quarter with a $1.3 to $1.5 million operating loss which is an improvement. It looks to me like about $600,000 to $700,000, $600,000 to $800,000 over the fourth quarter. On an operating basis, it looks like to me like you lost $2 million in the fourth quarter of the fiscal year that just ended. My question really is, in order to get to break even it looks like you need costs reductions and/or profit improvement of about $4 million a quarter going forward. I assume that you're not going to have a $1.1 million accrual reversal. I was wondering if you could breakdown for us how you anticipate that $4 million improvement occurring. Is it cost reductions, margin improvement, a combination of both. It's not clear to me how we get to break even for the last three quarters of the year with a million and a half dollars loss to start.
Mr. Ampulski:	Do you want to comment on that Don?
Mr. Hotz:	Sure. The improvement is not 100% cost reduction. Although that's the vast majority of the improvement. Ted you're correct.
Mr. Jaroszewicz:	These are cost reductions yet to be made or cost reductions made?
Mr. Hotz:
In many cases they are cost reductions made already as we are going into the year. Some of them, of course, were the one time costs which you'd properly adjusted for in kind of a normalized fashion. But there are additional cost reductions. We've talked a little about them with the $2 million savings that are generated from the office building on an annual basis which is about $500,000 per quarter. In addition, we have approximately $250,000 to $300,000 per quarter that is going to be generated from the elimination of the goodwill on the imaging subsidiary that is about $1 million a year that we wrote off in the fiscal year 2001. There is some margin improvement that is planned for 2002 but it is small. We are not planning on margin improvement to dig us out. We knew we had to reduce some costs to get there. We are anticipating revenue growth. We are anticipating some price increases on the products that we currently have as well as planning for some improved product mix that will help those margins. But many of the reductions have already taken place and will generate savings in the year 2002.
Mr. Jaroszewicz:
I just want clarity. I got to the $1.3 to $1.5, assuming that the $500,000 and the $250,000 or so numbers that you just quoted. I see a need for additional $4 million a quarter and I know that's a lot in a $100 million business. I just don't see it. I don't see it in anything you laid out here and I was wondering if you could, you know, tell us . . . Have you cut $4 million a quarter thus far or is it $700,000 a quarter?
Mr. Hotz:
I would say we've probably cut in the neighborhood of about $2 million to $2.5 million per quarter. I guess I'm struggling a little bit with your $4 million number. The $29 million that we are anticipating in the first quarter is virtually flat with the fourth quarter results and on that flat volume we are anticipating about a $1,400,000 loss.
Mr. Jaroszewicz:	Okay, now, you're expecting to break even for the year?
Mr. Hotz:	Correct.
Mr. Jaroszewicz:	And so if you look versus last year, you lost $10.2 million at the operating income level line. Compared to last year, you're going to have to make up a lot of ground.
Mr. Hotz:
Yes. The operating loss when we take away the one time costs is somewhere in the neighborhood of $8.6 million. So, that number is about $2 million but because of some cost reductions that have begun to already take place in the fourth quarter as well as some costs, some duplication of costs in the transition period. We had rent in two locations for a couple of months period of time. We had some people helping us with the transition and those costs will be eliminated in the first quarter. So, even in the first quarter number for about one month to about a month and a half there are still a little bit of duplicate costs that are coming in that will go away here in the next two weeks. So that will help us. But we are planning on some, if we were to stay flat for the entire year, then you are correct, we would have to reduce some additional costs in the organization. We would not generate profit or break even at a flat revenue stream. We would have to again reduce some costs.
Mr. Jaroszewicz:
Just a follow up to Mr. Wright's comment. The only way for book value to go up is by having net earnings be positive. So I would urge you to check your assumptions on that particular number because we all understand how we get to net earnings but you must have net earnings on the income statement in order for your common equity account to go up. There's no other way to get there unless you raise money.
Janelle:	Your next question comes from Warren Lichtenstein.
Mr. Lichtenstein:	Yeah, I just wanted clarification on two things. One, how much money do you guys anticipate spending in this proxy contest?
Mr. Wolf:	This is Hans. We have not estimated that at this point.
Mr. Lichtenstein:	Didn't you have to file a proxy statement with an estimate in it?
Mr. Wolf:	We haven't yet filed our proxy statement. It's several months away from the stockholder meeting.
Mr. Lichtenstein:	Do you intend on engaging in this without litigation?
Mr. Wolf:	We have not contemplated litigation at this point.
Mr. Lichtenstein:
OK, I think that's good. I think you should just let this go to a shareholder vote and let the shareholders decide. Secondly, based on the math that was stated before, I agreed that the net worth of the Company couldn't go up by $2 million and in fact if it appeared that the only way to get the incremental profitability is if either the volume goes up or the mix changes. Can you comment on what's in your plan for either one of those items, and if that's accurate?
Mr. Hotz:
Yes. This is Don Hotz again. Our plan for margin improvement is approximately $2.5 million. Of that $2.5 million, approximately $1.5 million of it is related to mix improvement and price increase and about a million dollars from the incremental revenue.
Mr. Wolf:	It might be useful for Gary to describe the work that he's been doing together with our sales vice president on re-energizing our sales force.
Mr. Lichtenstein:	Yes, just one question before you get into that. You said a million dollars of incremental revenue. What is the incremental revenue needed to produce a million dollars of incremental profit?
Mr. Ampulski:	Don, what is the incremental revenue required to produce the incremental profit of a million bucks?
Mr. Hotz:	It is about six million dollars.
Mr. Ampulski:
Before we start the next question I want to respond to Hans' question. As I mentioned in my opening comments, we have significantly improved the backlog at the end of the year and that was, in part, as a result of effort that we put in place to put improved training in place for the sales force, make sure that people were properly focused at the end of the year, to drive as much business as possible. In addition to that we have not only met with a number of customers but we just recently completed a national sales meeting where we have brought all of our channel partners, all of our direct sales organizations together, to announce all of the new programs, the new products, the new compensation plan and a variety of other things which we have instituted at the beginning of this year which we think are going to have a significant effect on the momentum of the sales force. These are things that are in addition to the price increases that we instituted back in the February time period which actually were announced in February and didn't take hold really until the end of the fourth quarter and will be in place for all of this fiscal year for sure.
Janelle:	Your next question comes from Hugh Evans.
Mr. Evans:
Gary, it's Hugh Evans from T. Rowe Price. To augment this conversation and maybe to lift it out of the range of the next few quarters, I guess what I wanted to ask you is as you have been there, call it six months and have been able to review the operations of TAB, is the problem at TAB in your estimation a revenue problem, or is it a cost problem i.e., I think you were touching on some of these but is the pathway to the proper margin structure for TAB going to be accomplished through getting top-line going or actually just getting the cost more aligned with the current revenue, or the answer is, which I expect it will be some combination thereof. And secondly, as you think about TAB and now you've seen it, can you relate it back to other businesses you've operated in in your career in office products area and talk about generically any structural reason that the margin structure at TAB should or should not look like the margins that you have witnessed in other businesses that you've managed.
Mr. Ampulski:
I'd be happy to comment on that. As for the first question, you are right, you can't build a house on a weak foundation and, frankly, I had never seen SG&A ratios that were so out of line as I thought they were here at TAB in my previous career. So, we absolutely had to get a much better infrastructure in place in order to really begin to rebuild this Company. But, as we mentioned in the 8-K, I just don't think it's possible to really create significant shareholder value by cutting and cutting and cutting. You just can't cut fast enough to create any value at all. So, from my perspective, we had to get the base right first and then begin to build a business on top of that. Now, because it takes time to put these programs in place, you really have to begin both of them, but, recognizing that you can cut costs a whole lot quicker than you can grow revenue you almost have to start simultaneously. So from my perspective the cost base that we have in place now going into this fiscal year is an appropriate cost base on which to build a company. Could it be a smaller cost base? Absolutely yes. But the reality is that the directive that we have gotten from the Board and one of the reasons that I came here is that I believe there is substantial opportunity for growth in this Company. So, for us to put the appropriate cost base in place and to begin to grow the top line, we are in effect going to have a $15 million turnaround and take out the one-time cost. It's a $15 million turnaround from what we experienced this year. That, to me, you can talk to a lot of major corporations, billion dollar companies that are struggling right now, to get ten times that out of their business, you know, companies that are ten times bigger than us. So I think it's a tremendous accomplishment. Is it later in the business development cycle than the shareholders would like? Yeah, I would clearly love to see something better myself. I consider myself to be a substantial shareholder, I don't have as much invested as some people, but the reality is I'm in here with this team, to build this Company, to grow it and to create shareholder value and I've had experience with other companies where we have started at about the same size as TAB. We had to organize it. We had to bring a proper management team in place because you can't do anything without the right people. And we've had to provide focus, we've had to provide energy and passion for the organization and get everybody working in the same direction. We have not yet put our long term strategic plan together, that was a commitment that we made not only to the board but indicated in the 8-K and that will be done in the next couple of months, which I believe will lay out a growth path for this business going forward. I don't see any reason based upon my previous experience why we can't be shooting for double digit margins and double digit growth on a sustained basis. We have some handicaps right now, we cannot move too quickly that you know. It's kind of like, this is not a 747, this is a 727, it's in a nose dive, and you pull back too hard on the stick, you're going to break the stick. And we've got to make sure that we've got value going forward or we will wind up taking a huge big step backward which I think is, in some ways, some of the problems that the Company has suffered from in the previous administration. So I do think that there's growth here, my objective personally would be to get this business as quickly as possible, obviously to break even this year, but then on a path to where we can demonstrate. Our international operations are already at a 6% to 7% ROS right now, and there's no reason why we can't, with proper management of the business, get to that level at some time in the near future beyond this year. We've got to be sure. You know, you don't take the patient off the operating table and say "ok, we just completed surgery here" now go out and run a marathon.
Mr. Evans:
OK, (chuckle) thank you for that answer. Because I think that as you get into this proxy solicitation situation that one of the key attributes to consider essentially is what can this Company look like when it's fixed, and that sort of multi-year outlook is crucial to understanding what we're playing for and why it's worth it to wait, and so I would encourage you to continue your thinking on that subject and be ready to articulate it as best you can.
Mr. Ampulski:	We will.
Janelle:	Your next question comes from David Wright.
Mr. Wright:	Ok, a couple more questions, if you don't mind. The Company sold it's field service group to Bell and Howell in 1999 for consideration that included up to an additional $3.5 million related to account adjustments. I wondered if any of that ever came in.
Mr. Ampulski:	Dave, could you comment on that?
Mr. Davis:	Yes. Actually we collected all $3.2 million in that two to three months after the closing of the transaction. It was all finalized.
Mr. Wright:	In the 8-K documents you do talk about $1.4 million of annual cost reductions having been identified with respect to the Mayville facility. Is it possible to break those down?
Mr. Hotz:
Yes. There are actually quite a few of them. None of them that I would put as very sizable. They are primarily operational in nature. They are head count reductions, they are savings from vendor relationships that we have, some improvements in our freight costs and the way we are shipping product and receiving product to lower our freight costs, and just a lot of little fifty to hundred thousand dollar improvements that we are making to lower the fixed cost structure of our manufacturing operation. They have started out at a fairly low overhead rate to begin with, so the $1.4 million is actually very aggressive but doable and is in place for the most part already for starting 2002.
Mr. Wright:	So, maybe those cost reductions have some contingent nature to them.
Mr. Hotz:
Yeah. I would say obviously we can do programs to improve our freight costs, but if freight rates were to skyrocket on us again as they have had occasion to do in the past that could have an impact. We would anticipate, though, passing that on through our pricing structure should that take place.
Mr. Ampulski:
I would also comment that the folks up in Mayville have really done yeoman's work in the history of the past on being able to deliver on their commitments. These folks have done an outstanding job of continuing to cut costs in all kinds of areas, whether it's labor or working with their suppliers to get more costs out, and in spite of the fact that certain things such as energy costs have been going up dramatically. And they have continued to reengineer the product to drive more savings into the business as a result. I think if you look at all the contingencies that might be in this plan that is one that the organization that's been in place has consistently delivered on and based on that credibility it's not one that I'm overly concerned about.
Mr. Wright:
OK, I just want you to clarify something for me because it might have been addressed partially in the response to a previous question. I'm in Exhibit 99.4 of the business model, wherein you have fiscal 2002 revenue projected at $124 million which is a $5.5 million increase over the year just ended. And then you break down the components of the principal elements of the $19.4 million turnaround and $2.5 million of those dollars are tagged as revenue growth. I'm sure you're not trying to say that those $5.5 million of additional revenues in the new fiscal year are going to add $2.5 million to operating income.
Mr. Hotz:	No, we're not trying to say that. That wasn't intended to be. That actually has the price and some mixed improvement included in it as well.
Mr. Wright:	So, that $2.5 million is contemplated to come from price increases and higher sales. What kind of a gross margin are you targeting for the '02 year?
Mr. Hotz:	We are looking at a gross margin for the entire Company of around 40% or better, around 41.3, I believe.
Mr. Wright:	So, SG&A and amortization and so on are going to be 60% of sales to get to break even operating income? You won't have any interest expense.
Mr. Hotz:	Uh huh
Mr. Wright:	Is that right?
Mr. Hotz:	That is correct. We're looking at SG&A at that same 41.3%. Maybe I misunderstood, was your question what our costs ratios would be or what our margins would be?
Mr. Wright:	Your margins.
Mr. Hotz:	Yes. The margins are estimated to be a little bit over 40%, with our SG&A dropping to 41%.
Mr. Wright:	OK, last question, rather than showing a backlog number, do you guys show a booking number, like new orders received, or maybe you show a backlog number, but I wonder what it is as of year end?
Mr. Ampulski:
Yes, I had that number here it was about. On a full year, as of the end of May we had about a $19 million backlog for the entire Company, of which about almost fourteen million dollars were in the U.S.
Mr. Wright:	And what were fourth quarter bookings then?
Mr. Hotz:	Fourth quarter bookings were a little over $29 million.
Mr. Wright:	Ok, thank you very much.
Mr. Hotz:	I need to correct that number the $29 million was the revenue, the bookings were $34 million for the fourth quarter.
Mr. Wright:	Alright.
Janelle:	Your next question comes from Ted Jaroszewicz.

Mr. Jaroszewicz:
On this 41 and 40% in my experience, 41% gross margin businesses are unusually high margin manufacturing businesses. I'm still puzzled why TAB's SG&A is 40%, it seems even at the margin another five points of cost reduction would get you to what all of us would deem a respectable performance and I guess I just I'm troubled by the fact that the SG&A is still so high, it seems very unusual in this type of business.
Mr. Ampulski:
Ted, I think that's an interesting question. As a matter of fact, we spent a lot of time taking a look at that ourselves here. You know, part of the issue that I think you have to be cognizant of is, what business is TAB really in? We are not a manufacturer to the trade. We're really a distribution Company. And while we manufacture today probably a lot more product than I think we should be manufacturing in the future, that's not to say we shouldn't be manufacturing, it's to say that our distribution channel out there, particularly our direct sales force is capable of selling a lot of product, a lot more product than we manufacture and that my experience has been that about 20% of the business, the revenues from the business that I managed prior to coming here was product that we sourced from other manufacturers and I think that there is a huge opportunity for us and one of the things that we're considering in our strategic plan in going forward is how do we utilize all of our distribution channels much more effectively than what we are today. I would agree with you that if we're at 40% or 42% gross margin, that we should be making money. The issue that we are wrestling with right now is one of the uniqueness of the business, which I think if you look at it from the standpoint of a distribution business, we have today three different distribution channels and we are in the process of exploring how we would go about installing a fourth one and that's what I think makes us unique. It depends on which business model that you're referencing. I'm sure I could show you businesses that had SG&A expense ratios that were 60% and were still profitable.
Mr. Jaroszewicz:
Well, I guess the issue really is philosophical because I guess I view TAB is a high margin manufacturer and that would mean having a dealer distribution base only and if you're a distribution company then you're going to have high distribution costs. And I think that's a philosophical issue that will result in high selling costs going forward.
Mr. Ampulski:
Well I would agree with you that it's philosophical but I'll also tell you that I think it's a huge asset that this Company has, it would be very difficult to convert the business to a manufacturing base and still keep the customers that we have and the revenue. We could probably shrink this business down considerably if you wanted to manage it like a manufacturing business only and be a manufacturer to the trade. Should it at some point that the Board decide that we want to take a look at forming some strategic relationships with other companies, our distribution side of the business is going to be very attractive to a number of people.
Mr. Jaroszewicz:
Can you talk a little bit about the Docucon writeoff. A writedown of goodwill assumes that your goodwill and what you thought you bought was seriously impaired at $3.7 million or at a $5.5 million purchase write-down, must mean that you don't think you have what you thought you bought.

Mr. Ampulski:
I think that's accurate. You know, we're coming in here and looking at this business and when you look at the future of this Company, and the direction we think we can go, this falls kind of in the category of you don't need to own the dairy farm to enjoy the milk. I think these guys have done an outstanding job down in the Docucon organization of being the best they can be, but they are very, very highly niched and niche players that, when we look at the services that we think we can offer our customers and how we might go about doing that, the business that they provide to us, is one that doesn't fit quite as well as maybe it once thought it was to fit in the Company, and the premium that was paid for it, we just didn't see it. We recommended to the Board that we write down the goodwill. Now that business today is at break even, based on the plan that we put together, and it is one that assumes only delivering on the existing backlog of orders that they've got, so I think there's an opportunity for that organization to improve over what's in the plan.
Mr. Jaroszewicz:	The $3.7 million contract that you announced just a couple of months ago, how do you see that?
Mr. Ampulski:
That's part of what's in the backlog. We've got a number of things, ongoing conversations with the customer as to how the customer can most effectively implement the conversions that they are talking about implementing, and you know, that, along with a couple of other contracts, we just received another contract from a state organization for a file conversion. Basically, those two contracts make up the lions share of what we have in the plan for the volume for next year or for this year.
Mr. Jaroszewicz:	One last question: Australia. Are you planning to keep Australia or do something with it?
Mr. Ampulski:	We have no plans to do anything other than to encourage that organization to continue to generate profits and to send cash.
Mr. Jaroszewicz:	Thank you.
Janelle:	The next question comes from Warren Lichtenstein.
Mr. Lichtenstein:
Hi. I have one last question for you guys. I guess this is only the second time that I've spoken with you, Gary, and you seem very emotional about the business and the position that you're in. Um, but you outlined, I guess, that the patient being on the table shouldn't run a marathon the next day. How much risk do you think there is in your plan and if you assume that you don't implement your plan, what do you think the Company is worth?
Mr. Ampulski:
Well, it's hard to speculate on that with such a large group. You know, we put a plan together that is doable. Is there an opportunity to be better? I think so. Is there a risk? Yes, there always is. You know, the reality is, that this management team understands that the name of the game here is to under commit and over deliver. I don't believe that we would have gone out and provided this kind of communication and guidance to the stockholders if we didn't feel that we had a good shot at meeting it. I think the biggest risk in the plan is not the cost base, but the top line, and you know, we talked about that earlier in the conference call. So I think that you know, for us, and by the way, when you look at the commitments that the organization has made to the Board, the commitments all the way up through the organization are greater than the commitments that we made to the Board, and certainly greater than what we've committed to the shareholders, so if it all works out the way everyone wants it to, its going be significantly better. What's the Company going to be worth? You know, I've had a number of experiences in the past and I can tell you, if we find the right strategic buyer, they will pay a pretty good premium. With regard to the emotion and passion, yes, we're all passionate about this business. We think we've got a hell of an opportunity here. But, we also are business people, and we will do whatever the shareholders decide and the Board directs us to do. We are not so connected with this Company that we can't be cognizant of creating shareholder value, and whichever way the Board and the stockholders want to do, we're here to make that happen.
Mr. Lichtenstein:	I'm happy to hear that, because I guess one Board or another will be directing you in the next few months.
Janelle:	At this time there are no further questions. Mr. Ampulski, do you have any closing remarks?
Mr. Ampulski:
Well, yes, thank you very much. I certainly appreciate everyone's attention and interest in this. It's clear that I think everybody has their own views and philosophical points that they've had an opportunity to express here. The only comment that I would come back to is, just a notion that, you know, the management team has been in place for a relatively short period of time, I think we've got some good people, they have demonstrated their commitment. We are going to be talking to the Board about other matters coming up relative to appropriate rewards if the management team pulls off what we're planing here, and you know, this group has I think come together quite well, we were very fortunate to have a good team that was in place prior to us coming on board and they've just done an outstanding job in helping us with the transition. We've had some bumps in the road, but I think going forward we're well-positioned to deliver. And you know, let our credibility demonstrate what we really can do here and I think you'll see that as the quarters unfold. And we would love to have an opportunity to get a chance to meet all of you. Please don't hesitate to call us if you have questions. We will be as responsive as we can under the regulations of the SEC, and you know, let's all go forward together and have some fun and make some money here.

Janelle:	I would like to thank everyone for participating today and in today's teleconference. You may now all disconnect.

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Additional Information:

    YOU ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT OF TAB PRODUCTS CO. FOR ITS 2001 ANNUAL MEETING OF STOCKHOLDERS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Security holders may obtain a free copy of the proxy statement and other related documents filed by Tab at the SEC's website at www.sec.gov or at the SEC's public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. When available, the definitive proxy statement and other related documents may also be obtained from Tab by contacting Tab Products Co., Attention: Corporate Secretary, 935 Lakeview Parkway, Suite 195, Vernon Hills, IL 60061-1442. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the materials filed with the SEC on Schedule 14A by Tab Products Co. on June 22, 2001.

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